PRICING SUPPLEMENT No. ELN1841 dated June 30, 2023 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

■	Linked to the VanEck® Gold Miners ETF (the "Fund")
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Fund from the starting price to the ending price. The maturity payment amount will reflect the following terms:

■ If the price of the Fund increases, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the price of the Fund from the starting price, subject to a maximum return at maturity of 34.00% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $1,340.00

■ If the price of the Fund decreases, but the decrease is not more than the buffer amount of 20%, you will receive the face amount plus a positive return equal to the absolute value of the percentage decline in the price of the Fund from the starting price, which will effectively be capped at a positive return equal to 20%

■ If the price of the Fund decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount

■	Investors may lose up to 80% of the face amount
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities was $964.70 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-8 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$25.75	$974.25
Total	$1,242,000	$31,981.50	$1,210,018.50
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	VanEck® Gold Miners ETF (the "Fund").
Fund Underlying Index:	With respect to the VanEck® Gold Miners ETF, NYSE® Arca Gold Miners Index®
Pricing Date:	June 30, 2023.
Issue Date:	July 6, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a "security" are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per security will equal:

•    if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i) $1,000 × fund return × upside participation rate; and

(ii) the maximum return;

•    if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000 +($1,000 x absolute value of fund return); or

•    if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.
Stated Maturity Date:	July 7, 2025, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	$30.11, the fund closing price of the Fund on the pricing date.
Fund Closing Price:	The fund closing price, closing price and adjustment factor have the meanings set forth under "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions" in the accompanying product supplement.
Ending Price:	The "ending price" will be the fund closing price of the Fund on the calculation day.
Maximum Return:	The “maximum return” is 34.00% of the face amount per security ($340.00 per security). As a result of the maximum return, the maximum maturity payment amount will be $1,340.00 per security.
Threshold Price:	$24.088, which is equal to 80% of the starting price.
Buffer Amount:	20%
Upside Participation Rate:	150%.
Fund Return:

The "fund return" is the percentage change from the starting price to the ending price, measured as follows:

ending price – starting price

starting price

For example, if the fund return is equal to -5%, the absolute value of the fund return would be 5%.

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Calculation Day:	June 27, 2025, subject to postponement.

Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see "General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure" and "—Payment Dates" in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events" in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations" below, and the sections of the product supplement entitled "United States Federal Tax Considerations" and "Canadian Federal Income Tax Consequences."
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of $25.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06374VW93

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Estimated Value of the Securities

Our estimated initial value of the securities on the pricing date that is set forth on the cover page of this pricing supplement, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek 150% leveraged exposure to the upside performance of the Fund if the ending price is greater than the starting price, subject to the maximum return at maturity of 34.00% of the face amount;

▪	understand that any positive return based on the decrease in the price of the Fund will be limited to 20%, and that any decrease in the price of the Fund by more than 20% will result in a loss, rather than a positive return, on the securities;

▪	desire to limit downside exposure to the Fund through the buffer amount;

▪	are willing to accept the risk that, if the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 80%, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Fund and securities held by the Fund; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending price may decrease from the starting price by more than the buffer amount;

▪	seek uncapped exposure to the upside performance of the Fund;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Fund;

▪	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled "The VanEck® Gold Miners ETF" below.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price relative to the starting price and the other terms of the securities. Because the price of the Fund will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Fund in excess of the buffer amount. The threshold price is 80% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 80%, of the face amount per security at maturity. This is the case even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

Even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled "United States Federal Tax Considerations."

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund.

The opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the Fund. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending prices exceeding the ending price at which the maximum return is reached.

Any Positive Return Based On The Depreciation Of The Fund Is Effectively Capped.

Any positive return based on the depreciation of the Fund will be capped at 20% because the contingent absolute return feature is only operative if the ending price of the Fund does not decline by more than 20% from the starting price. Any depreciation of the Fund from the starting price to the ending price by more than 20% will result in a loss, rather than a positive return, on the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of an investment in the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Please read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Fund, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the three-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Fund; interest rates; volatility of the Fund; time remaining to maturity; and dividend yields on securities held by the Fund. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund. Because numerous factors are expected to affect the value of the securities, changes in the price of the Fund may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Fund

The Maturity Payment Amount Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Fund. Investing in the securities is not equivalent to investing in the Fund. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities held by the Fund for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities held by the Fund would have.

•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With A Fund.

•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

The Holdings Of The Fund Are Concentrated In The Gold And Silver Mining Industries.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

All or substantially all of the equity securities held by the Fund are issued by gold or silver mining companies. An investment in the securities will be exposed to risks in the gold and silver mining industries. As a result of being linked to a single industry or sector, the securities may have increased volatility as the share price of the Fund may be more susceptible to factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

You Will Not Have Any Shareholder Rights And Will Have No Right To Receive Any Shares Of The Fund at Maturity.

Investing in the securities will not make you a holder of any shares of the Fund. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Fund.

The Securities Are Subject To Exchange Rate Risk

Because securities held by the Fund are traded in currencies other than U.S. dollars, and the securities are denominated in U.S. dollars, the amount payable on the securities at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the securities at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.

The Price Of The Fund May Be Disproportionately Affected By The Performance Of A Small Number Of Stocks.

As of the date of this document, more than forty percent of the Fund was invested in only six stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the Fund even if none of the other stocks held by the Fund are affected by such events.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Fund and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events" and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Fund may adversely affect the price of the Fund.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price are set forth under "Terms of the Securities" above. For historical data regarding the actual closing prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Upside Participation Rate:	150%
Maximum Return:	34.00% or $340.00 per security
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$80.00 (80% of the hypothetical starting price)
Buffer Amount:	20%

Hypothetical Payout Profile

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Hypothetical Returns

Hypothetical ending price	Hypothetical fund return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,340.00	34.00%
$175.00	75.00%	$1,340.00	34.00%
$150.00	50.00%	$1,340.00	34.00%
$130.00	30.00%	$1,340.00	34.00%
$122.67	22.67%	$1,340.00	34.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,050.00	5.00%
$90.00	-10.00%	$1,100.00	10.00%
$80.00	-20.00%	$1,200.00	20.00%
$79.00	-21.00%	$990.00	-1.00%
$70.00	-30.00%	$900.00	-10.00%
$60.00	-40.00%	$800.00	-20.00%
$50.00	-50.00%	$700.00	-30.00%
$25.00	-75.00%	$450.00	-55.00%
$0.00	-100.00%	$200.00	-80.00%

(1)	The fund return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus the starting price, divided by the starting price).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$110.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	10.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × fund return × upside participation rate

$1,000 × 10.00% × 150.00%

= $150.00; and

(ii)        the maximum return of $340.00

On the stated maturity date you would receive $1,150.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$150.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	50.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × fund return × upside participation rate

$1,000 × 50.00% × 150.00%

= $750.00; and

(ii)        the maximum return of $340.00

On the stated maturity date you would receive $1,340.00 per security, which is the maximum maturity payment amount.

In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 150% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending prices that are greater than approximately 122.67% of the starting price (based on the maximum return of 34.00% or $340.00 per security) since your return on the securities for any ending price greater than approximately 122.67% of the starting price will be limited to the maximum return.

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Example 3. The maturity payment amount is greater than the face amount and reflects a return equal to the absolute value of the fund return:

Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$90.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	-10.00%

Because the hypothetical ending price is less than the starting price, but is not less than the threshold price, you will receive a positive return on the securities equal to the absolute value of the fund return, even though the fund return is negative. You will receive a maturity payment amount equal to:

$1,000 + ($1,000 × absolute value of the fund return)

$1,000 + ($1,000 × 10.00%)

= $1,100.00

On the stated maturity date, you would receive $1,100.00 per security.

Example 4. Maturity payment amount is less than the face amount:

The Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$80.00
Hypothetical fund return (ending price – starting price)/starting price:	-50.00%

Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (fund return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 20%)]

= $700.00

On the stated maturity date you would receive $700.00 per security.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

The VanEck® Gold Miners ETF

Historical Information

We obtained the closing prices of the VanEck® Gold Miners ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2018 to June 30, 2023. The closing price on June 30, 2023 was $30.11. The historical performance of the Fund should not be taken as an indication of its future performance of the during the term of the securities.

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

We have derived the following information regarding the Fund and the Fund Underlying Index from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Neither we nor our affiliates have made any due diligence inquiry with respect to the Fund or the Fund Underlying Index in connection with the offering of the securities.

The selection of the Fund and the Fund Underlying Index is not a recommendation to invest in this asset. Neither we nor any of our affiliates make any representation to you as to the performance of the Fund or the Fund Underlying Index. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Fund may be obtained through the SEC’s website at http://www.sec.gov.

VanEck® Gold Miners ETF

The Fund is an investment portfolio maintained, managed and advised by Van Eck Associates Corporation ("Van Eck"). The VanEck ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the Fund.

The Fund is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.”

The Fund seeks to seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Fund Underlying Index. The Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Fund Underlying Index by investing in a portfolio of securities that generally replicates the Fund Underlying Index. The Fund will normally invest at least 80% of its total assets in common stocks that comprise the Fund Underlying Index.

The securities are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Fund Underlying Index

We have derived all information contained in this pricing supplement regarding the Fund Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by ICE Data Indices, LLC (the “index sponsor”), the index sponsor and the index administrator. The index sponsor is responsible for the day-to-day management of the Fund Underlying Index, including retaining primary responsibility for all aspects of the Fund Underlying Index determination process, including implementing appropriate governance and oversight. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Fund Underlying Index.

The Fund Underlying Index includes common stocks, ADRs and GDRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this will include exchanges in most developed markets and major emerging markets, and will include companies that are cross-listed, e.g., both U.S. and Canadian listings. The index sponsor will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The Fund Underlying Index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies already in the Fund Underlying Index). Also, the Fund Underlying Index maintains exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Fund Underlying Index weight at each rebalance.

Only companies with market capitalizations greater than $750 million, an average daily volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Fund Underlying Index. For companies already in the Fund Underlying Index, the market capitalization requirement is greater than $450 million, the average daily volume requirement is at least 30,000 shares over the past three months and the average daily value traded requirement is at least $600,000 over the past three months. The index sponsor has the discretion to not include all companies that meet the minimum criteria for inclusion.

Only one listing is permitted per company and the listing representing the company’s ordinary shares is generally used. If an ADR, GDR, or U.S. cross-listing is available for a given stock and it satisfies the minimum liquidity requirements, that ADR, GDR, or U.S. cross-listing will be used instead of the locally listed ordinary share. If multiple share classes are available for a particular listing line, the shares outstanding for each class will be added up and be attributed to the most liquid class.

Calculation of the Fund Underlying Index. The Fund Underlying Index is calculated by NYSE Arca on a net total return basis. A net total return index measures the period to period change in the value of its components due to changes in the valuation (price in U.S. dollars) of those components plus (by means of an adjustment to the divisor) any income produced by those components net of dividend withholding taxes. As the index level is expressed in U.S. dollars, the Fund Underlying Index converts non-U.S. currencies into U.S. dollars using currency exchange rates. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Fund Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.

PRS-18

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Index Maintenance. The Fund Underlying Index is reviewed quarterly. The general aim of the quarterly rebalance of the Fund Underlying Index is to ensure that the selection and weightings of the components continues to reflect as closely as possible the Fund Underlying Index's objective of measuring the performance of highly capitalized companies in the gold mining industry. The index sponsor reserves the right to, at any time, change the number of stocks comprising the Fund Underlying Index by adding or deleting one or more stocks, or replacing one or more stocks contained in the Fund Underlying Index with one or more substitute stocks of its choice, if in the index sponsor's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the index. The rebalances become effective at the open of the first trading after the third Friday of March, June, September and December.

Components will be removed from the Fund Underlying Index during the quarterly review if (1) the market capitalization is less than $450 million, or (2) the average daily volume for the previous three months is less than 30,000 shares and the average daily value traded for the previous three months is less than $600,000.

At the time of the quarterly rebalance, the component security quantities will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Fund Underlying Index;

(2)	the component securities are split into two subgroups – large and small, which are ranked by market capitalization weight in the Fund Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)	the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Fund Underlying Index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Fund Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Fund Underlying Index, then all stocks greater than 20% of the Fund Underlying Index are reduced to represent 20% of the value of the Fund Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: If the components with a starting index weight of 5% or greater exceeds 45% of the total value of the Fund Underlying Index (after any adjustments for Diversification Rule 1), the components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5%. The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the Fund Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

The inclusion of new companies in the Fund Underlying Index will typically only occur during the quarterly reconstitutions or rebalances, although there could be exceptions based on a specific corporate action affecting a current constituent. The inclusion of the new company at the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the actual inclusion. Components would be removed from the Fund Underlying Index as a result of periodic corporate actions as well as the results of the quarterly rebalances/reconstitutions. All removals in the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the removal. The new composition of the Fund Underlying Index, including the companies to be a part of the index and their corresponding new index shares, will be announced at least six trading days before the effective date.

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

In case of an event that could affect one or more constituents, the index sponsor will inform the market about the intended treatment of the event in the Fund Underlying Index shortly after the firm details have become available and have been confirmed. When possible, the corporate action will be announced, even if not all information is known, at least one trading day before the effective date of the action. Once the corporate action has been effectuated, the index sponsor will confirm the changes in a separate announcement.

Changes to the index methodology will be announced by the index sponsor. Generally, the index sponsor shall announce rule changes prior to them being implemented.

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

United States Federal Tax Considerations

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount it received at such time and the amount that it paid for its securities. Such gain or loss should generally be long-term capital gain or loss if the U.S. holder has held your securities for more than one year. Non-U.S. holders should consult the section entitled "Tax Consequences to Non-U.S. Holders" in the underlying product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities (for example, upon the Fund rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due July 7, 2025

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the senior indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will be executed, authenticated, issued and delivered, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated May 26, 2022.

PRS-22